Exhibit 16




July 14, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 9 of Form 10-K for the fiscal year ended March 31, 2003 of LifePoint, Inc. and are in agreement with the statements contained in the first and second paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the first paragraph in Item 9 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's financial statements for the year ended March 31, 2003.

						/s/ Ernst & Young LLP